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                                                                  2000 Form 10-K
                                                                      Exhibit 99

CAUTIONARY STATEMENTS

The risks and uncertainties set forth below incorporate both historical and "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates", "believes", "expects", "intends", "future", and similar expressions identify forward-looking statements. Any such "forward-looking" statements reflect K-tel's current views with respect to future events and financial performance, and are subject to a variety of factors that could cause the actual results or performance to differ materially from historical results or from the anticipated results or performance expressed or implied by such forward-looking statements. Because of such factors, K-tel cannot assure you that the actual results or developments that it anticipates will be realized or, even if substantially realized, that they will have the anticipated results. The risks and uncertainties that may affect K-tel's business include, but are not limited to, those set forth below. You should not place undue reliance on such forward-looking statements, which speak only as of the date hereof. You should also be aware that, except as the law may otherwise require, K-tel undertakes no obligation to publicly revise any such forward-looking statements to reflect events or circumstances that may arise after the date of this report.

NASDAQ DELISTING

Under the currently effective criteria for continued listing of securities on the NASDAQ National Market, companies may qualify for continued listing under two different Continued Listing Standards. Standard 1 requires, among other things, Net Tangible Assets greater than $4.0 million, Market Value of Public Float in excess of $5.0 million and a minimum Bid price greater than $1 per share. Standard 2 requires, among other things, Market Value of Public Float in excess of $15.0 million, a Market Capitalization of $50.0 million and a minimum Bid Price of $5 per share. K-tel was notified by Nasdaq on August 3, 2000 that it did not meet the standards for continued listing and that its shares are subject to de-listing from the Nasdaq National Market at the opening of business on August 14, 2000. The Company filed an appeal and simultaneously applied for listing on the Nasdaq Small Cap Market. The Company appealed this initial decision and also applied for listing on the Nasdaq SmallCap Market. A hearing was conducted by a panel authorized by Nasdaq's Board of Directors on September 21, 2000. On September 26, 2000 the Company was notified by the Nasdaq Stock Market Inc. that its Common Stock had been delisted from the Nasdaq National Market, effective with the open of business September 27, 2000, and that its application for listing on the Nasdaq SmallCap Market was denied. Delisting of the Company's Common Stock from Nasdaq could have a material adverse effect on the market price of, and the efficiency of the trading market for the Company's Common Stock. The Company's Common Stock will be traded on the Over-the-Counter Bulletin Board ("the OTCBB"). The OTCBB is a controlled quotation service that offers real-time quote, last sale prices and volume information in over-the-counter equities.

FINANCIAL CONDITION

K-tel incurred losses in fiscal 2000 and 1999 of $15.7 million and $11.5 million, respectively. Approximately $0.7 million in 2000 and $2.7 million in 1999 of these losses relate to businesses K-tel has exited, mainly media buying and non-theatrical videos. Future operating results depend on many factors, including the demand for K-tel's products, traffic on K-tel's web sites, the level of competition, K-tel's ability to acquire, develop, license and market new titles and consumer products, and the ability of K-tel's officers and key employees to manage K-tel's business and control costs.

Successful implementation of K-tel's strategy will require continued access to financing to meet working capital requirements and develop new business opportunities, including its on-line strategies. As a distributor of music and consumer products, K-tel purchases products or components for assembly into finished products directly from manufacturers for resale to retailers and consumers. As a result, K-tel has significant working capital requirements, the majority of which are to finance inventory and accounts receivable. These working capital needs

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will expand as inventory and accounts receivable increase in response to
K-tel's growth. The future success of K-tel's on-line marketing may require additional financial resources for development and acquisition of technology and investments in marketing and contractual relationships with third parties. Future growth will likely require additional working capital. Although K-tel's credit lines with its two lenders are sufficient to meet its needs at this time, there can be no assurance that they will be adequate in the future or that K-tel will be able to obtain additional financing upon favorable terms when required.

K-tel expects to experience fluctuations in future quarterly operating results that may be caused by a variety of factors, many of which are outside of its control. These factors include the seasonality of sales, the success of its promotions and sales programs, the amount and timing of operating costs and capital expenditures, the level of merchandise returns, the mix of products K-tel sells, and supply and timing of product deliveries.

As a result, K-tel believes that period-to-period comparisons of its results of operations are not and will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is possible that in some future quarter or quarters K-tel's operating results will be below the expectations of securities analysts and investors. K-tel expects to experience seasonality in its business, reflecting a combination of seasonal fluctuations in Internet usage and traditional retail seasonality patterns affecting sales of pre-recorded music. Sales in the traditional retail music industry are significantly higher in the third and fourth calendar quarters of each year than in the other two quarters and its sales of products in Europe through infomercials are stronger in the first and fourth calendar quarters of each year. K-tel's limited operating history in e-commerce makes it difficult to ascertain the effects of seasonality on that segment of its business. In addition, K-tel has discontinued certain operating divisions whose revenues and losses have been reported in the respective accounting periods.

MUSIC BUSINESS

K-tel's business is highly competitive. K-tel faces competition for discretionary consumer purchases of its products from other record companies and other entertainment companies, such as film and video companies. The market for pre-recorded music is dominated by several major record companies in the United States, including Bertelsmann AG, Sony Corp., Time Warner, Inc. and Universal Music Group. K-tel does not have the financial resources nor does it have the depth or breadth of catalog, distribution capabilities or current repertoire of these companies. Its ability to compete in this market depends upon the skill and creativity of its employees to expand and utilize its music catalog, acquire licenses to enable K-tel to create compilation packages, its ability to effectively and efficiently distribute its products, and its ability to build upon and maintain its reputation for producing, licensing, acquiring, marketing and distributing high quality music.

The core of K-tel's music business involves the licensing of third party rights and utilization of its own catalog to create music compilations for retail distribution. Recently, the major pre-recorded music companies, either directly or through subsidiaries, have begun to directly manufacture and distribute pre-recorded music compilations in direct competition with their music compilation products. With this new competition, it may be more difficult to access pre-recorded music from these major companies at reasonable rates.

Certain of the recordings in K-tel's music compilations require the advance payment of royalties, publishing rights or commitments to purchase a minimum number of CDs or cassettes. The royalty and publishing amounts, which are advanced based on these commitments, may not be recoverable if the sales of the CDs and cassettes do not meet the contractual minimum. In addition, K-tel may also be required to purchase additional inventory or re-negotiate contracts related to products that are not selling well. Further, certain recordings have a fixed term over which K-tel has licensed the recording. K-tel's failure to recover the royalty and publishing advances and/or meet the sales contractual minimums related and/or sell out products on a timely basis could advance the period in which the expense will be recognized.

K-tel maintains a significant investment in product inventory and, like other companies in the pre-recorded music industry, experiences a relatively high level of product returns as a percentage of revenues. K-tel maintains a sales return reserve based on its experience of returns by product line and inventory obsolescence. K-tel has historically

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experienced an actual return rate ranging from 25% to 35%, depending upon the product. Although its past experience indicates that these levels are adequate to cover potential returns in these areas, there can be no assurance that these reserves will be adequate in the future.

K-tel's distribution division, KTD has agreements with record label companies to distribute their pre-recorded music which generally allow K-tel to return unsold products after a period of time. Adverse financial or other developments with respect to a particular supplier could cause a significant decline in the value and marketability of its products, and could make it difficult for K-tel to return products to such a supplier and recover its costs.

K-tel currently delivers music products (CDs, DVDs and cassette tapes) through traditional wholesale and retail distribution channels. Demand for cassette tapes has already shown a substantial decline in favor of CD's. Existing methods of distributing music could be materially altered by new technologies that enable users and customers of pre-recorded music material to electronically download pre-recorded music at home to various personal computer media formats. The technology is at an early stage in which a number of competing companies are seeking to have the industry and the public embrace their technologies and formats with a view to extending them to become accepted technologies and formats. Participants in this technology competition include Microsoft, AT&T, IBM, Apple, MP3 and others. Digital music distribution provides both significant risks and opportunities for K-tel. The risks include K-tel's uncertain ability to compete with other music companies from a marketing and a technological standpoint. Opportunities include the ability to enhance and augment current distribution methods, as well as increasing opportunities to sell its owned library of master recordings. If electronic distribution of music becomes widespread and significantly displaces the current demand for the standard physical formats that K-tel now sells, and K-tel is unable to successfully enter in the electronic distribution market, its business and financial results could be affected.

K-TEL'S INTERNET ACTIVITIES

Although K-tel has been marketing music entertainment and consumer products for more than 35 years, it only commenced the operation of K-tel.com in May 1998. Accordingly, K-tel has a relatively short operating history in on-line retailing to evaluate its business and prospects in this segment. To date, the on-line business has not been a significant factor of its total sales. As an early stage on-line retailer, K-tel's business is evolving and is a non-predictive business model.

K-tel intends to continue to invest in marketing and enhancing K-tel.com. Because K-tel has relatively low product gross margins in its on-line business, achieving profitability in its on-line business will depend upon its ability to generate and sustain substantially increased revenue from Internet sales. Operating losses relating to its on-line businesses are likely to continue for the foreseeable future and it is not possible to accurately predict at what point it may become profitable.

The on-line commerce market is rapidly expanding and intensely competitive. K-tel expects this competition to intensify. The barriers to entry are low and both current and new competitors can launch Internet-based businesses at relatively low cost. K-tel.com competes with a variety of music and video marketing companies, including on-line vendors of music, videos and related products such as CDNow.com, Amazon.com and Barnes & Noble.com; traditional retailers of music products, including mass merchandisers such as consumer electronics stores, and specialty music retailers; and non-store retailers such as music clubs.

Some of K-tel's current and potential competitors in e-commerce have larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than K-tel has. They may be able to secure merchandise from vendors on more favorable terms and may be able to adopt more aggressive pricing or inventory policies. They can also devote more resources to technology development and marketing than K-tel can. K-tel cannot predict the level of financial resources that will be required to successfully compete in the e-commerce business segment.

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CONSUMER PRODUCTS

K-tel's consumer products business is concentrated in Europe. K-tel's success in marketing its consumer products through infomercials depends upon product acceptance, which K-tel believes is achieved through the efficient airing of its infomercials, its merchandising mix, its ability to achieve adequate response rates to its infomercials and its ability to accurately forecast consumer demand. Infomercials may involve substantial costs, which are committed to prior to the airing of the infomercial. In addition, quantity and quality of airtime, response rates and sales generated by each infomercial can be affected by factors such as consumer preferences, economic conditions, and timing of competitors' infomercials and merchandise mix. Further, K-tel's ability to obtain inventory of consumer products on a timely basis is critical to its marketing of a particular product and may affect sales and customer return levels. Failure to accurately target the appropriate customers, to achieve adequate response rates or have sufficient inventory levels, could result in lower sales and lower margins.

K-tel's infomercial business depends upon agreements with European television broadcast stations or cable system operators. A significant number of its customers are reached through the broadcasting of its infomercials pursuant to such agreements. These agreements are subject to renegotiations and renewal from time to time. Certain agreements provide the station or cable system operator with the right to terminate the agreement at any time. K-tel's ability to maintain these agreements depends on its ability to negotiate renewals on these agreements. There can be no assurance, however, that any such agreements can be renewed on acceptable terms.

K-tel operates in an industry dominated by two established European competitors, Quantum and TV SHOP Europe, both of which have substantially more television and cable carriage than K-tel, as well as greater financial, distribution, and marketing resources. K-tel also must compete with store and catalog retailers, many of whom have substantially greater financial, distribution and marketing resources. In addition, K-tel competes with existing and future on-line companies that may offer similar consumer products.

K-tel has endeavored to position itself in the home shopping market as the seller of certain unique consumer products. K-tel depends upon a limited number of product suppliers for such products. K-tel believes that there are sufficient product suppliers to allow it to continue to offer such products consistently, but there is no assurance that an adequate supply will remain available at commercially reasonable costs.

In France, Belgium, Ireland, Holland and Switzerland (markets handled by K-tel Marketing UK), K-tel's ability to handle in-bound telephone orders and to fill customer orders depends on services provided by third parties. K-tel depends on (a) outside telemarketers to answer customer questions and take orders, (b) shipping companies and the country's postal service for timely delivery of its merchandise to customers and (c) outside distribution centers to handle shipments and returned goods. Any disruption in these services including strikes, delays or disruptions in service could have an effect on K-tel's business.

OTHER BUSINESS RISKS

In addition to its activities in the United States, 55% of K-tel's sales for fiscal year 2000 were generated internationally. Foreign operations are subject to general risks attendant to the conduct of business in each foreign country, including economic and political uncertainties and each foreign government's regulations. In addition, K-tel's international business may be affected by changes in demand or pricing resulting from fluctuations in currency exchange rates or other factors.

K-tel regards its copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. K-tel pursues the registration of its trademarks and service marks in the U.S. and internationally. Effective trademark, service mark and copyright protection may not be available in every country in which its products and services are made available on-line. K-tel has licensed in the past, and expects that it may license in the future, certain of

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its proprietary music, such as trademarks or copyrighted material, to third parties. While K-tel attempts to ensure that the quality of its brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of its proprietary rights or reputation, which could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the steps taken by K-tel to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate its copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert infringement claims against K-tel. K-tel has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the intellectual property rights of third parties by K-tel and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Based upon stock ownership as of September 1, 2000, Philip Kives, the Chairman and Chief Executive Officer of K-tel, beneficially owned an aggregate 48.2% of K-tel's outstanding shares. As a result, he has the ability to significantly influence K-tel's management, shareholder voting, and the operations and direction of K-tel.

As a Minnesota corporation, K-tel is subject to certain anti-takeover provisions of Minnesota law. Certain provisions of the law could have the effect of delaying, deferring or preventing a change in control of K-tel, may discourage bids for its common stock, and may adversely affect the market price of its stock.






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